John O. Christianson
CPA	Consent of Independent Auditor

Marti F. Nieland CPA	We consent to the use in this Registration Statement on Form S-1 of US BioEnergy Corporation of our report dated January 6, 2005 relating to our audit of the statements of operations, changes in members’ equity and cash flows of Superior Corn Products, LLC, which was subsequently renamed US Bio Woodbury, LLC, for the period from January 15, 2004 (date of organization) to September 30, 2004, appearing in the Prospectus, which is part of this Registration Statement.

Joel G. Gratz
CPA	We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
Christianson & Associates, PLLP
Bradley P.	Willmar, Minnesota
Pederson	November 29, 2006
CPA

Donovan M.
Prahl
CPA

Pamela K.M.
Mansfield
CPA

Heritage Plaza
310 First Street Southwest
Willmar, MN 56201

PHONE: 320-235-5937
FAX: 320-235-5962
TOLL FREE: 1-888-852-5937

E-MAIL
cpa@christiansoncpa.com

WEBSITE
www.christiansoncpa.com